UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2016

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 23, 2016, the Company’s previously announced public offering of 39.2 million units at a public offering price of $0.16 per unit, has cleared the review of the Nasdaq Capital Market.  The Company anticipates raising gross proceeds of approximately $6.3MM from the offering and expects that the offering of units will close on or about February 24, 2016, subject to the satisfaction of customary closing conditions.

In relation to the review of the Nasdaq Capital Market of the unit offering, the Company committed to the Nasdaq that, without the Nasdaq’s prior consent, for a period of one year from the date of issuance of the Series E warrants that form a part of units in the public offering, it will not issue any new shares of common stock or securities convertible or exercisable for shares of common stock (other than upon the exercise or conversion of securities outstanding on February 23, 2016) if the issuance would cause the exercise price of the Series E warrants to be less than $0.10 per share of common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: February 23, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer